Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the registration statement of National Western Life Group, Inc. (the Company) on Form S-4 (File No. 333-203257) of our report dated March 13, 2015, on our audit of the consolidated financial statements and financial statement schedules of National Western Life Insurance Company (NWLIC) as of December 31, 2014, which report is included in NWLIC’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the incorporation by reference of our report dated March 13, 2015, on our audit of the internal control over financial reporting of NWLIC as of December 31, 2014, which report is included in NWLIC’s Annual Report on Form 10-K for the year ended December 31, 2014. We also consent to the reference to our firm under the caption “Experts.”

/s/ BKD, LLP
Little Rock, Arkansas
April 23, 2015